EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Iovance Biotherapeutics, Inc. on Form S-3 of our report dated March 12, 2018, with respect to our audits of the consolidated financial statements of Iovance Biotherapeutics, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, and our report dated March 12, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. as of December 31, 2017 appearing in the Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
September 7, 2018